EXHIBIT 10.13

International Flavors & Fragrances Inc.
2015 Stock Award and Incentive Plan
As amended on February 7, 2017

1.	Purpose of the Plan

The purpose of the 2015 Stock Award and Incentive Plan is to aid the Company (as defined below) in attracting, retaining, motivating and rewarding employees, consultants, non-employee directors and other selected service-providers who contribute to the success of the Company, by authorizing Incentive Awards (as defined below) to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Company’s shareholders and, in general, to further the best interests of the Company and its shareholders.

2.	Definitions

As used in the Plan (as defined below) or in any instrument governing the terms of any Incentive Award granted under the Plan, the following definitions apply to the terms indicated below:

(a)	“Accounting Forfeiture Event” has the meaning set forth in Section 32.

(b)“Affiliate” means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person.

(c)	“Annual Limit” has the meaning set forth in Section 3.

(d)“Award Agreement” means an agreement, in a form approved by the Committee from time to time, including, without limitation, written or electronic, entered into by a Participant (as defined below) and the Company, evidencing the grant of an Incentive Award under the Plan.

(e)“Board” or “Board of Directors” means the Board of Directors of IFF (as defined below).

(f)“Cash Incentive Award” means an award granted to a Participant pursuant to Section 8.

(g)“Cause” has the meaning defined in the Award Agreement, the ESP if the Participant is a participant in the ESP, in any employment or severance agreement between the Company and the Participant then in effect or, if none, as defined under the severance policy applicable to the Participant at the time of the Participant’s termination of Employment, if any, or if no such definition exists, the meaning as determined by the Committee in its sole discretion.

(h)A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i) any Person (as defined below) becomes the “beneficial owner,” as such term is defined in Rule 13d-3 under the Exchange Act (as defined below), directly or indirectly, of securities of the Company representing 40% or more of the combined Voting Power (as defined below) of the Company’s then outstanding Voting Securities (as defined below), other than beneficial ownership by the Company, any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan; or
(ii) individuals who at the Effective Date (as defined below) constitute a majority of the Board (the “Incumbent Directors”) cease to constitute a majority of the Board for any reason; provided, however, that any individual becoming a director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual shall be an Incumbent Director if such individual is initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board; or
(iii) the consummation of:
(A)     A merger, consolidation, reorganization or similar transaction with or into the Company or in which securities of the Company are issued, as a result of which the holders of the outstanding Voting Securities of the Company immediately before such event own, directly or indirectly, immediately after such event less than 60% of the combined Voting Power of the outstanding Voting Securities of the parent entity resulting from, or issuing its Voting Securities as part of, such event;

(B)     A complete liquidation or dissolution of the Company; or

(C)     The sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than (x) the Company, (y) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or (z) a Person whose Voting Securities immediately following such sale or disposition will be owned by the holders of the outstanding Voting Securities of the Company immediately prior thereto, in substantially the same proportions.

Notwithstanding the foregoing, no payment or settlement of any Incentive Award that constitutes “non-qualified deferred compensation” within the meaning of section 409A of the Code (as defined below) shall be made solely upon the occurrence of a Change in Control to the extent such Change in Control does not also qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) and such payment or settlement shall occur on its otherwise scheduled payment and/or settlement date(s).
(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(j)“Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan or to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(k)“Common Stock” means International Flavors & Fragrances Inc.’s common stock, par value 12.5 cents per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10.

(l)“Company” means IFF and all of its Affiliates, collectively (and any successors or assigns thereto).

(m)“Confidential Information” has the meaning set forth in Section 32.

(n)“Covenant Forfeiture Event” has the meaning set forth in Section 32.

(o)“Covered Employee” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of IFF.

(p)“Deferred Compensation Plan” means any plan, agreement, or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation, including, without limitation, the International Flavors and Fragrances Inc. Deferred Compensation Plan.

(q)“Disabled” or “Disability” means, unless otherwise set forth in the Participant’s Award Agreement or any employment agreement between the Company and the Participant then in effect, a condition that entitles the Participant to long term disability benefits under any applicable Company disability plan, any successor plan, or as defined under any applicable local laws, rules, or regulations.

(r)“Early Retirement” means, unless otherwise set forth in the Participant’s Award Agreement, the termination of the Participant’s Employment at the election of the Participant after attaining age 55 plus ten years of service to the Company.

(s)“Effective Date” has the meaning set forth in Section 30.

(t)“Employment” means the period during which an individual is providing services to the Company as an employee, non-employee director, consultant, or other service provider, as applicable. “Employed” shall have a correlative meaning.

(u)“ESP” means the International Flavors and Fragrances Inc. Executive Severance Policy, as amended and restated from time to time.

(v)“Excess Compensation” has the meaning set forth in Section 32.

(w)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)“Fair Market Value” means, with respect to a share of Common Stock, unless otherwise set forth in the Award Agreement, as of the applicable date of determination, the closing price as reported on the date of determination on the principal national securities exchange in the United States on which shares of Common Stock are then traded. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion. With respect to the grant of an Incentive Award, the date of determination shall be the trading day on the date on which the Incentive Award is granted, or if such date is not a trading day, the immediately subsequent day on which the market is open for trading. With respect to the exercise of an Incentive Award, the date of determination shall be the date a notice of exercise is received by the Company or its designee, as applicable, or if such date is not a trading day, the immediately subsequent day on which the market is open for trading. With respect to Section 32, Fair Market Value shall be determined by the Committee in its sole discretion.

(y)“Forfeiture Event” has the meaning set forth in Section 32.

(z)“Good Reason” has the meaning defined in the Award Agreement, the ESP if the Participant is a participant in the ESP, or in any employment or severance agreement between the Company and the Participant then in effect.

(aa)“IFF” means International Flavors and Fragrances Inc., a New York corporation.

(bb)     “Incentive Award” means one or more Stock Incentive Awards and/or Cash Incentive Awards, collectively.

(cc)     “Normal Retirement” means, unless otherwise set forth in the Participant’s Award Agreement, the termination of the Participant’s Employment at the election of the Participant after attaining age 62 or such earlier “Normal Retirement” date under the terms of the applicable Company pension or retirement plan.

(dd)     “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(ee)     “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7.

(ff)     “Participant” means an employee, consultant, non-employee director or other selected service provider of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such Person, his or her successors, heirs, executors and administrators, as the case may be.

(gg)     “Performance-Based Award” means any Incentive Award pursuant to which any compensation paid is intended to be Performance-Based Compensation.

(hh)     “Performance-Based Compensation” means compensation that satisfies the requirements of section 162(m) of the Code for “qualified performance-based compensation.”

(ii)    “Performance Measures” has the meaning set forth in Section 9.

(jj)     “Performance Percentage” means, with respect to a Performance-Based Award, the factor determined pursuant to a Performance Schedule (as defined below) that is to be applied to the Target Award (as defined below) and that reflects actual performance in respect of the applicable Performance Measure(s) compared to the Performance Target (as defined below).

(kk)     “Performance Period” means, with respect to a Performance-Based Award, the period of time during which the applicable Performance Target(s) must be met in order to determine the degree of payout and/or vesting with respect to such Performance-Based Award. Different Performance-Based Awards may have overlapping Performance Periods.

(ll)    “Performance Schedule” means, with respect to a Performance-Based Award, a schedule or other objective method for determining the applicable Performance Percentage to be applied to the Target Award.

(mm)    “Performance Target” means, with respect to a Performance-Based Award, the performance goals and objectives relating to the applicable Performance Measures for such Performance-Based Award, as established by the Committee in accordance with Section 9.

(nn)    “Person” means a “person” as such term is used in sections 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of section 13(d)(3) under the Exchange Act.

(oo)    “Plan” means the International Flavors and Fragrances Inc. 2015 Stock Award and Incentive Plan, as it may be amended from time to time.

(pp)    “Plan Period” has the meaning set forth in Section 3.

(qq)    “Prior Plans” means the Company’s (i) 2010 Stock Award and Incentive Plan, (ii) 2000 Stock Award and Incentive Plan, and (iii) 2000 Supplemental Stock Award Plan.

(rr)    “Securities Act” means the Securities Act of 1933, as amended.

(ss)    “Stock Incentive Award” means an Option or Other Stock-Based Award granted pursuant to the terms of the Plan.

(tt)    “Target Award” means, with respect to a Performance-Based Award, the target payout amount for such a Performance-Based Award.

(uu)    “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable, or exchangeable, upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(vv)    “Voting Securities” means any securities or other ownership interests of an entity, which entitle, or which may entitle, Persons holding such securities or other ownership interests to vote on matters submitted to such holders generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

3.     Stock Subject to the Plan and Limitations on Cash Incentive Awards

(a)	Stock Subject to the Plan

The maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan shall not exceed the sum of (i) 1,500,000 shares of Common Stock and (ii) any shares of Common Stock that become available in connection with the cancellation, forfeiture, or expiration of awards issued and outstanding as of the Effective Date under the Prior Plans and (iii) any shares of Common Stock that remain available for issuance, as of the Effective Date, under the Prior Plans. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of section 422 of the Code shall not exceed 1,500,000 shares of Common Stock. The maximum number of shares referred to in the preceding sentences of this Section 3(a) shall in each case be subject to adjustment as provided in Section 10 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be authorized and unissued shares, treasury shares, shares purchased by the Company in the open market, or any combination of the preceding categories as the Committee determines in its sole discretion. The Committee may determine that Incentive Awards may be granted that relate to more shares of Common Stock than the aggregate remaining available under the Plan so long as the number of shares of Common Stock in respect of Incentive Awards that vest or are settled does not exceed the number of shares of Common Stock then available under the Plan.

For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. If shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation, return to the Company or expiration of such shares, any portion of the shares forfeited, cancelled, returned or which expire shall be treated as not issued pursuant to the Plan and shall again be available for issuance hereunder.
In addition, if (x) an Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option, settle a stock-settled stock appreciation right or to satisfy any tax withholding requirement in connection with an Incentive Award, the shares issued (if any) in connection with such settlement, the shares in respect of which the Incentive Award was cash-settled, and the shares withheld, will be deemed issued for purposes of determining the number of shares of Common Stock that are available for issuance under the Plan and (y) shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall not be added to the number of shares of Common Stock that are available for issuance under the Plan.
Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of section 303A.08 of the NYSE Listed Company Manual), shall not count as issued under the Plan for purposes of this Section 3. In addition, shares of Common Stock available for issuance under certain plans acquired in corporate acquisitions and mergers that may be issued in connection with certain post-transaction grants of Incentive Awards under the Plan (subject to the requirements of section 303A.08 of the NYSE Listed Company Manual) shall not be counted as issued under the Plan for purposes of this Section 3.

(b)	Individual Award Limits

Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be covered by Performance-Based Awards granted under the Plan to any Covered Employee in any calendar year shall not exceed 1,000,000 shares (the “Annual Limit”) plus the amount of such Covered Employee’s unused Annual Limit as of the last day of the prior calendar year.
The amount of each Cash Incentive Award payable to any Covered Employee for any Plan Period shall not exceed (i) $5,000,000 for any Cash Incentive Award where the Plan Period is a calendar year and (ii) $5,000,000 per calendar year where the Plan Period is greater than a calendar year. For purposes of the preceding sentence “Plan Period” shall mean one or more calendar years as the Committee may determine, with respect to which any Cash Incentive Award may be payable under the Plan. The Committee may not grant to any Covered Employee more than three Cash

Incentive Awards with Plan Periods that are scheduled to either start or end in the same calendar year.
Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan to any non-employee director in any calendar year shall not exceed 20,000 shares.
4.     Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under section 16 of the Exchange Act), an “outside director” (within the meaning of Treasury Regulation section 1.162-27(e)(3)) and as “independent” as required by the NYSE or any security exchange on which the Common Stock is listed, in each case if and to the extent required by applicable law or necessary to meet the requirements of such rule, section, or listing requirement at the time of determination. The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Incentive Awards under the Plan and the amount, type, and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of New York Business Corporation Law section 505.
The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and any Award Agreement thereunder, and to adopt, amend, and rescind from time to time such rules and regulations for the administration of the Plan, including rules and regulations established to satisfy applicable foreign laws and/or qualify for preferred tax treatment under applicable foreign tax laws, as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding, and conclusive on all parties. For the avoidance of doubt, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants.
The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements, to maintain records relating to Incentive Awards, to process or oversee the issuance of Common Stock under Incentive Awards, to interpret and administer the terms of Incentive Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Incentive Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Incentive Awards under the Plan (except in connection with any delegation made by the Committee pursuant to the first paragraph of this

Section 4), (ii)  to take any action inconsistent with section 409A of the Code, or (iii) to take any action inconsistent with applicable provisions of the New York Business Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.
On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable, or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s Employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under section 409A of the Code. The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan.
Notwithstanding anything herein to the contrary, without approval of the Company’s shareholders, the Company shall not amend or replace previously granted Options or stock appreciation rights in a transaction that constitutes a “repricing,” (within the meaning of section 303A.08 of the NYSE Listed Company Manual and any other formal or informal guidance issued by the NYSE) which for this purpose also means any of the following or any other action that has the same effect: (i) lowering the exercise price of an Option or stock appreciation right after it is granted, (ii) any other action that is treated as a repricing under United States generally accepted accounting principles, or (iii) canceling an Option or stock appreciation right at a time when its exercise price exceeds the Fair Market Value of the underlying shares of Common Stock, in exchange for another Option or stock appreciation right, shares of restricted Common Stock, other Incentive Awards, cash or other property; provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment or other action authorized under Section 10.
No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and IFF shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission, or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, or employee in bad faith and without reasonable belief that it was in the best interests of the Company.
5.     Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees, non-employee directors, consultants, and other selected service providers of the Company whom the Committee shall select from time to time, including officers of the Company, whether or not they are directors. Furthermore, any individual who has agreed to accept Employment by, or provide services to, the Company shall be deemed to be eligible to receive Incentive Awards hereunder as of the date of such acceptance of Employment or provision of services; provided that the grant of any Incentive Awards under the Plan shall be determined by the Committee in its sole discretion and further provided that vesting, exercise or settlement of Incentive Awards granted to such individuals are conditioned upon such individual actually becoming an employee of or service provider to, the Company.

6.     Options

The Committee may from time to time grant Options on such terms as it shall determine, subject to the terms and conditions set forth in this Plan. The Award Agreement shall clearly identify such Option as either an “incentive stock option” within the meaning of section 422 of the Code or as a non-qualified stock option.

(a)	Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than one hundred percent of the Fair Market Value of a share of Common Stock on the date on which such Option is granted, other than assumptions in accordance with a corporate acquisition or merger as described in Section 3.

(b)	Term and Exercise of Options

(1)    The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however, that each Option shall be subject to earlier termination, expiration, or cancellation as provided in the Plan or the Award Agreement.

(2)    Each Option shall be exercisable in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination, or cancellation of the remaining portion thereof.

(3)     An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(c)	Incentive Stock Options

The terms of any incentive stock option granted under the Plan shall comply in all respects with the provisions of section 422 of the Code.

7.     Other Stock-Based Awards

The Committee may from time to time grant equity-based or equity-related Incentive Awards not otherwise described herein in such amounts and on such terms and conditions as it shall determine, subject to the terms and conditions set forth in the Plan. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such Incentive Awards. Nothing in this Plan is intended to limit the Committee’s discretion to adopt performance conditions with respect to any Stock Incentive Award that is not intended to qualify as Performance-Based Compensation.
8.    Cash Incentive Awards

The Committee may from time to time grant Cash Incentive Awards on such terms and conditions as it shall determine, subject to the terms and conditions set forth in the Plan. Cash Incentive Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Option or Other Stock-Based Award. Nothing in this Plan is intended to limit the Committee’s discretion to adopt performance conditions with respect to any Cash Incentive Award that is not intended to qualify as Performance-Based Compensation.
9.    Performance-Based Compensation

The Committee may grant Incentive Awards that are intended to qualify as Performance-Based Compensation. Nothing in this Plan is intended to limit the Committee’s discretion to adopt performance measures, goals, targets and other terms and conditions with respect to any Incentive Award that is not a Performance-Based Award. Furthermore, nothing in this Plan shall be construed to require the Committee to grant any Incentive Award intended to qualify as Performance-Based Compensation. The Committee may, subject to the terms of the Plan, amend any previously granted Performance-Based Award in a way that disqualifies it as Performance-

Based Compensation. This Section 9 describes the terms of Performance-Based Awards.

(a)	Calculation

The amount payable with respect to a Performance-Based Award shall be determined in any manner permitted by section 162(m) of the Code.

(b)	Discretionary Reduction

Unless otherwise specified in the Award Agreement, the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to a Performance-Based Award, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c)	Performance Measures

The performance goals upon which the payment or vesting of any Performance-Based Award (other than Options and stock appreciation rights) depends shall (a) be objective business criteria and shall otherwise meet the requirements of section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time of grant and (b) relate to one or more of the following measures (collectively the “Performance Measures”): (i) earnings per share, net earnings per share or growth in such measures; (ii) net sales, sales, net revenues or revenues or growth in sales or revenues; (iii) earnings measures, (including earnings before or after any or all of interest, taxes, depreciation, and amortization or extraordinary or special items); (iv) income, net income, net income per share of Common Stock (basic or diluted) or growth in income; (v) cash flow (including net cash provided by operations, cash flow in excess of cost of capital (discounted or otherwise), free cash flow, and cash flow return on capital) or growth in such measures; (vi) return measures, including return on assets (gross or net), return on investment, return on capital, return on equity, return on revenue or return on sales; (vii) economic profit or economic value created; (viii) gross profit or operating profit; (ix) gross margin, operating margin or profit margin or growth in such measures; (x) shareholder value creation measures, including price per share of Common Stock or total shareholder return; (xi) dividend payout levels, including as a percentage of net income; (xii) asset measures, including asset growth; (xiii) asset turnover, (xiv) sales measures; (xv) book value, (xvi) brand contribution, (xvii) market share or growth in market share, (xviii) unit volume, (xix) working capital amounts, including working capital as a percentage of customer sales; (xx) operational costs or cost controls and other expense targets, or a component thereof, or planning or forecasting accuracy; (xxi) supply chain achievements; (xxii) innovation as measured by a percentage of sales of new products; (xxiii) strategic plan development and implementation; or (xxiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction and retention, employee development, satisfaction and retention, market penetration, management of employment practices and employee benefits, diversity, supervision of litigation and information technology, corporate social responsibility, customer growth, customer service, improvements in capital structure, debt leverage, expense management, operating efficiency, strategic planning process reliability, product quality, regulatory compliance, risk mitigation, sustainability and environmental impact and goals relating to acquisitions, divestitures or strategic partnerships or transactions.
A Performance Measure (i) may relate to the performance of the Participant, the Company, IFF, any Affiliate, any business group, business unit, or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate.
The measurement of any Performance Measure shall exclude the negative impact and include the positive impact of certain items that may occur during the Performance Period, including, without limitation, the following:
unusual, non-recurring, or extraordinary items or expenses; charges for restructurings; discontinued operations; acquisitions or divestitures; the cumulative effect of changes in accounting treatment; changes in tax laws, accounting standards or principles or other laws or regulatory rules affecting reporting results; any impact of impairment of tangible or intangible assets; any impact of the issuance or repurchase of equity securities and/or other changes in the number of outstanding shares of any class of the Company’s equity securities; any gain, loss, income, or expense attributable to acquisitions or dispositions of stock or assets; stock-based compensation expense; asset write-downs, in-process research and development expense; gain or loss from all or certain claims and/or litigation and insurance recoveries; foreign exchange gains and losses; any impact of changes in foreign exchange rates and any changes in currency; a change in the Company’s fiscal year; litigation legal fees; pension expenses and any other items, each determined in accordance with United States generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(d)	Performance Schedules

With respect to each Performance-Based Award, within ninety days after the beginning of the Performance Period for such Performance-Based Award, and in any case before twenty-five percent of such Performance Period has elapsed, the Committee shall establish the (i) Performance Targets, (ii) Target Award, and (iii) Performance Schedule, in each case for such Performance-Based Award, and shall make any other determinations required to be made within such period under section 162(m) of the Code.

(e)	Committee Determinations

Determinations by the Committee as to the establishment of Performance Measures,

Performance Targets, Target Awards, Performance Schedules, the level of actual achievement of Performance Targets and the amount payable with respect to a Performance-Based Award shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under section 162(m) of the Code, prior to settlement of each such Performance-Based Award granted to a Covered Employee, that the Performance Targets and other material terms upon which settlement of the Incentive Award was conditioned have been satisfied.
10.    Adjustment upon Certain Changes

Subject to any action by IFF’s shareholders required by law, applicable tax rules or the rules of any exchange on which shares of Common Stock are then listed for trading:

(a) Shares Available for Grants
In the event of any change in the number of shares of Common Stock outstanding by reason of any extraordinary stock dividend or split, recapitalization, merger, consolidation, spin-off, combination, liquidation, dissolution, repurchase or exchange of shares or similar corporate change, the Committee shall, to the extent deemed appropriate by the Committee, adjust any or all of (i) the maximum aggregate number or type of shares of Common Stock with respect to which the Committee may grant Incentive Awards, (ii) the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of section 422 of the Code (iii) the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year and to any non-employee director and (iv) any other limit set forth in Section 3, to the extent applicable. In the event of any change in the type or number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments to the type or number of shares of Common Stock with respect to which Incentive Awards may be granted.

(b)	Increase or Decrease in Issued Shares Without Consideration
In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of an extraordinary stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the type or number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award.

(c)	Certain Mergers and Other Transactions
In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the holders of shares of Common Stock receive securities and/or other property, including cash, the Committee shall, to the extent deemed appropriate by the Committee, have the power to:
(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award, equal to the value, as determined by the Committee, of such Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option, provided, however that with respect to any outstanding Option with an exercise price that equals or exceeds the value, as determined by the Committee, of the consideration received by a holder of a share of Common Stock as a result of such event, the Committee may cancel the Option without the payment of consideration; or
(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to (A) some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction or (B) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Incentive Award, or the number of shares or amount of property subject to the Incentive Award or provide for a payment (in cash or other property) to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(d)	Other Changes
In the event of any change in the capitalization of the Company, corporate change, corporate transaction, extraordinary cash dividend, or other event other than those specifically referred to in Sections 10(a), (b) or (c), the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee deems appropriate.
(e)    Cash Incentive Awards
In the event of any transaction or event described in this Section 10, including without limitation any corporate change referred to in paragraph (d) hereof, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the terms and conditions of any Cash Incentive Award as the Committee deems appropriate.

(f)	No Other Rights
Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividends or dividend equivalents, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.
(g)     Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision would cause any tax to become due under section 409A of the Code.
With respect to any Performance-Based Awards granted to Covered Employees, no provision of this Section 10 shall be given effect to the extent that such provision would cause such Performance-Based Award to fail to qualify as Performance-Based Compensation under section 162(m) of the Code unless the Committee expressly acknowledges and affirms such consequences.
11.    Change in Control; Termination of Employment

(a)	Change in Control

(1)    Unless otherwise provided in an Award Agreement, the ESP if the Participant is a participant in the ESP, or a Participant’s then-effective employment, severance, or other similar agreement with the Company, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Incentive Award (or in which the Company is the ultimate parent corporation and continues the Incentive Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof is terminated within twenty-four months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) (x) by such successor company or a subsidiary thereof without Cause, or, (y) for those Participants who participate in the ESP, by the Participant for Good Reason: (i) Options and stock appreciation rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for the period of time set forth in connection with such termination under the Award Agreement, but in no event beyond the end of the regularly scheduled term of such Incentive Award), and (ii) the restrictions, limitations, and other conditions applicable to any Other Stock-Based Awards or any other Incentive Award, including those Incentive Awards (or portions thereof) deemed earned pursuant to Section 11(b) below, shall lapse, and such Other Stock-Based Awards or such other Incentive Awards shall become free of all restrictions, limitations, and conditions and become fully vested and transferable to the full extent of the original grant. For the avoidance of doubt, a termination of a Participant’s Employment as a result of the Participant’s death, disability, voluntary resignation, Normal Retirement or Early Retirement shall not be a termination “without Cause” for purposes of the Plan.

(2)    Unless otherwise provided in an Award Agreement, in the event of a

Change in Control of the Company to the extent the successor company does not assume or substitute for an Incentive Award (or in which the Company is the ultimate parent corporation and does not continue the Incentive Award), then immediately prior to the Change in Control: (i) those Options and stock appreciation rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable for the period of time set forth in the Award Agreement, and (ii) the restrictions, other limitations and other conditions applicable to any Other Stock-Based Awards or any other Incentive Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Stock-Based Awards or such other Incentive Awards shall become free of all restrictions, limitations, and conditions and become fully vested and transferable to the full extent of the original grant or, with respect to any Incentive Award subject to performance conditions, to the extent deemed earned pursuant to Section 11(b) below. Any Cash Incentive Awards, or portions thereof, deemed earned pursuant to Section 11(b) below and that become vested pursuant to this Section 11(a)(2) shall be paid and/or settled as soon as administratively practicable, but in no event later than thirty (30) calendar days following the date of the Change in Control.

(b)	Effect of Change in Control on Performance Incentive Awards

With respect to any Incentive Award subject to performance conditions, unless otherwise provided in the applicable Award Agreement, the ESP if the Participant is a participant in the ESP, or a Participant’s then-effective employment, severance, or other similar agreement with the Company, in the event of a Change of Control of the Company (x) the Committee will determine as of the Change in Control, in its sole discretion, the deemed level of achievement of the applicable performance conditions underlying such Incentive Award and (y) the provisions of Section 11(a) shall apply to such Incentive Award or portion to the extent such performance conditions are deemed earned .

(c)	Termination of Employment

(1)    Except as to any Incentive Awards constituting stock rights subject to section 409A of the Code, termination of Employment shall mean a separation from service within the meaning of section 409A of the Code. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment, provided that a Participant who is an employee will not be deemed to cease Employment in the case of any leave of absence approved by the Company. Furthermore, no payment shall be made with respect to any Incentive Awards under the Plan that are subject to section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of section 409A of the Code and the regulations promulgated thereunder.

(2)    The Award Agreement or the ESP, if applicable, shall specify the consequences with respect to such Incentive Awards of the termination of Employment of the Participant holding the Incentive Awards.

(3)    If a Participant is Employed by or provides services to a Person that is an Affiliate, a business unit, division or facility of IFF and such Person ceases to be an Affiliate, a business unit, division or facility of IFF, the Committee shall, in its sole discretion, determine whether the Employment of a Participant with the Company shall be deemed to have terminated for all purposes under the Plan. Subject to section 409A of the Code and unless otherwise determined by the Committee, a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director on the Board of Directors shall not be deemed to have had a termination of Employment for purposes of the Plan and a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as an independent contractor or consultant to the Company shall be deemed to have had a termination of Employment for purposes of the Plan.

12.     Award Agreements, Evidence of Incentive Awards and Acceptance of Incentive Award Terms

The Committee shall determine the appropriate instrument to document the issuance of an Incentive Award, including but not limited to the issuance of an Award Agreement. Except as otherwise determined by the Committee, the Award Agreement or other instrument shall describe the specific terms and conditions of the Incentive Award, and may, subject to the terms of the Plan, describe the amount and form of the Incentive Award, vesting requirements, Performance Targets and Performance Periods, payment terms, rights upon termination of Employment (including Early Retirement and Normal Retirement), or provision of services by the Participant, and other terms specific to the Incentive Award; provided that the vesting period for any Stock Incentive Award shall be for a minimum of one (1) year from the date of grant unless, (a) the Stock Incentive Award was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company, (b) the Stock Incentive Award was granted as an inducement to become an employee, non-employee director, consultant or other service provider to the Company, or (c) there exist other extraordinary or special circumstances, as determined in the sole discretion of the Committee or its designee. A Participant may be required to accept the terms of the Incentive Award and agree to be bound by the terms and conditions of the Plan and the applicable Award Agreement in order for an Incentive Award to become effective.
13.     Rights Under the Plan
No Person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Incentive Award until the date of the issuance of such shares on the books and records of IFF. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 13 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.
14.     Unfunded Status of Incentive Awards; Creation of Trusts
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation, as applicable. With respect to any payments not yet made to a Participant or obligation to deliver shares of Common Stock pursuant to an Incentive Award, nothing contained in the Plan or any Incentive Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, shares of Common Stock, other Incentive Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
15.     No Special Employment Rights; No Right to Incentive Award
(a)Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her Employment by the Company or interfere in any way with the right of the Company at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b)No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

16.    Securities Matters

(a)IFF shall be under no obligation to affect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws. Notwithstanding anything herein to the contrary, IFF shall not be obligated to cause to be issued shares of Common Stock pursuant to the Plan unless and until IFF is advised by its counsel that the issuance is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements, and representations, and that any related certificates representing such shares bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b)The exercise or settlement of any Incentive Award (including, without limitation, any Option) granted hereunder shall only be effective at such time as counsel to IFF shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. IFF may, in its sole discretion, defer the effectiveness of any exercise or settlement of an Incentive Award granted hereunder in order to allow the issuance of shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state or local securities laws. IFF shall inform the Participant in writing of its decision to defer the effectiveness of the exercise or settlement of an Incentive Award granted hereunder. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

17.    Certificates for Stock

Any Stock Incentive Award granted under the Plan may be evidenced in such manner as the Committee shall determine, including by issuing certificates or using book-entry. If the Committee evidences Stock Incentive Awards using Common Stock certificates, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions, if applicable, to such Stock Incentive Award, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock Incentive Award.
18.    Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Incentive Award. The Committee shall determine whether cash, other Incentive Awards or other property shall be issued or paid in lieu of such fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.
19.    No Personal Loans or Reloads

No Incentive Award shall provide for a personal loan to a Participant, including for payment of the exercise price of an Option or withholding taxes relating to any Incentive Award. No term of an Incentive Award shall provide for automatic “reload” grants of additional Incentive Awards upon exercise of an Option or stock appreciation right or otherwise as a term of an Incentive Award.
20.    Taxes

(a)	Withholding

The Company is authorized to withhold from any Incentive Award granted, any payment relating to an Incentive Award under the Plan, including from a distribution of Common Stock, or any payroll or other payment to a Participant, amounts sufficient to satisfy the minimum federal, state, non-U.S. and local withholding tax requirements, and to take such other action (including without limitation providing for elective payment of such amounts by the Participant) as the Committee may deem advisable to enable the Company and Participants to satisfy the minimum federal, state, non-U.S. and local withholding tax requirements relating to any Incentive Award.

(b)    Requirement of Notification Upon Disqualifying Disposition Under Code Section

421(b)

If any Participant shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an incentive stock option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

21.    Section 83(b) Election

Except as otherwise provided in an Award Agreement or approved by the Committee, no election under section 83(b) of the Code or under a similar provision of the laws of a jurisdiction outside the United States may be made with respect to any Incentive Award. In any case in which a Participant is permitted to make such an election in connection with an Incentive Award, the Participant shall notify the Company of such election within (10) ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under section 83(b) of the Code or other applicable law.

22.    No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

23.    Transfers

Except as otherwise provided in an Award Agreement, Incentive Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

24.    Expenses and Receipts

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

25.    Failure to Comply
In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or any Award Agreement shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.
26.    Right of Setoff
The Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company may owe to the Participant from time to time, including amounts payable in connection with any Incentive Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 32, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Incentive Award granted under the Plan, the Participant agrees to any deduction or setoff under this Section 26.
27.    Relationship to Other Benefits
No payment with respect to any Incentive Awards under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

28.    Governing Law
The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.
29.    Severability
If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
30.    Effective Date and Term of Plan

The “Effective Date” of the Plan is March 11, 2015. No grants of Incentive Awards may be made under the Plan after March 11, 2025.

31.    Amendment or Termination of the Plan

The Board of Directors may at any time suspend, terminate or discontinue the Plan or revise, modify or amend the Plan or any Incentive Award in any respect whatsoever; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval, which shall be submitted to the Company’s shareholders no later than the earliest annual meeting for which the record date is after the date of such action by the Board of Directors. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 31 shall be given effect to the extent that such provision would cause any tax to become due under section 409A of the Code. Except as expressly provided in the Plan, no amendment hereunder may, without the consent of a Participant, materially adversely affect the Participant’s rights under any outstanding Incentive Award granted prior to such amendment.
32.    Forfeiture and Clawback

(a)Forfeiture and Clawback of Incentive Awards.

Unless otherwise determined by the Committee, each Incentive Award granted to (i) a Participant who is designated by the Company as job level 7 or above, or (ii) to any other Participant, as may be determined by the Committee from time to time in its sole discretion, shall, in each case, be subject to the forfeiture and clawback provisions set forth in this Section 32.

(b)Covenant and Policy Violations. A Participant’s failure to comply with any of the following obligations shall be considered a “Covenant Forfeiture Event”:

(1)The Participant acting directly or indirectly, shall not, during the Participant’s Employment and the twelve month period following the Participant’s termination of Employment, become employed by, render services for, serve as an agent or consultant to, or become a partner, member, principal, shareholder or other owner of any of the following entities: Firmenich, S.A., Givaudan, S.A., V. Mane Fils, S.A., Robertet, S.A., Symrise A.G., Takasago International Corporation, Wild Flavors GmbH, Sensient Technologies Corporation, any of their respective Affiliates, or any other entity that is competitive with the Company, as determined by the Committee in its sole discretion from time to time.

(2)The Participant, acting directly or indirectly, shall not, during the Participant’s Employment and the twenty-four month period following the Participant’s termination of Employment, (A) solicit, induce, divert, employ or retain, or interfere with or attempt to influence the relationship of the Company, with any Person or entity that is or was, during the last twelve months of the Participant’s Employment with the Company, (i) an employee of the Company or (ii) a Person engaged to provide services to the Company; or (B) interfere with or attempt to influence the relationship of the Company with any customer, supplier or other Person with whom the Company does business.

(3)The Participant shall not, at any time, directly or indirectly (a) disclose any Confidential Information (as defined below) to any Person (other than, only with respect to the period that the Participant is Employed, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company) or (b) use, sell or otherwise transfer, any Confidential Information for the Participant’s own benefit or the benefit of any third party. “Confidential Information,” shall mean confidential, proprietary or commercially sensitive information relating to the Company, or its employees, board members, customers, vendors, or other business partners and its businesses, operations, or affairs, including, without limitation, information relating to products, formulations, protocols, processes, designs, formulae, ideas, know-how, test methods, evaluation techniques, patents, trade secrets, scientific or technical data, regardless of the form in which it is maintained or provided, orally or in writing, whether prepared by the Company, a third party or the Participant, together with all analyses, compilations, notes and other documents relating thereto.

(4)The Participant shall cooperate with the Company by making himself or herself available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and shall not otherwise fail to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company, as reasonably requested.

(5)The Participant shall not, during his or her Employment, engage in willful misconduct or violation of a Company policy that is materially detrimental to the Company or in any action or inaction that would constitute grounds for being terminated for Cause, as determined by the Committee in its sole discretion.

(6)The Participant shall, upon termination of Employment, execute any documentation reasonably requested by the Company and return to the Company all property of the Company, its customers and vendors in the Participant’s possession or control including, without limitation, all materials, work product or documents containing or pertaining to Confidential Information, and including without limitation, any Company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, iPhones, Androids, iPads, credit cards, printers, facsimile machines, televisions, card access to any Company building, customer lists, reports, files, emails, work papers, memoranda, notes, formulae, tapes, programs, records and software, computer access codes or disks, instructional manuals, and other similar materials or documents used, received or prepared or supervised by the Participant in connection with Participant’s work for the Company. The Participant shall not retain any copies, duplicates, reproductions or excerpts of any of the aforementioned materials or documents and shall not at any time use, recreate or reproduce any said materials or documents.

(c)Forfeiture and Repayment Obligations

(1)Due to Participant’s Failure to Comply with Obligations. If a Participant fails to comply with any of the obligations set forth in Section 32(b), the Participant will forfeit or repay, as the case may be, all Incentive Awards, whether vested or unvested, paid or unpaid, in each case, that were settled, paid or granted by the Company during the 24 month period immediately prior to the Participant’s first act or omission that violates any of Section 32(b) through the date on which the Company discovers the Participant’s last violation, and the Company shall have no further obligations to pay, grant or settle any Incentive Awards under this Plan.

(2)Due to an Accounting Restatement or Misstatement. If the Company is required to prepare an accounting restatement, or if the Company determines that it has misstated its financial results, whether or not as a result of misconduct on the part of the Participant (an “Accounting Forfeiture Event” and, together with a Covenant Forfeiture Event, a “Forfeiture Event”), then, the Participant shall forfeit or repay the Excess Compensation (as defined below) in respect of all Incentive Awards, whether vested or unvested, paid or unpaid, that were granted, settled or paid during the period commencing on the first day of the 12‑month period covered by such misstated financial statement through the later of (i) the date of the filing of a restatement where an accounting restatement is required to be filed; (ii) the date of the discovery of the misstated financials where any accounting restatement is not required to be filed; or (iii) any later date as may be required by applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(3)For purposes of this Section 32(c)(2), the term “Excess Compensation” means with respect to each Incentive Award, the difference between (A) the Fair Market Value of the cash or shares of Common Stock granted, paid or delivered to or received by the Participant with respect to an Incentive Award less (B) the Fair Market Value of the cash or shares of Common Stock that would have been granted, paid or delivered to or received by the Participant had the financial statements requiring the misstatement or restatement been properly stated, as determined by the Committee in its sole discretion.

(4)Any clawback or recoupment provisions required by law, including under the Dodd‑Frank Wall Street Reform and Consumer Protection Act or any rules or regulations thereunder, shall apply to the Incentive Awards granted under the Plan and any policy of the Company providing for forfeiture or recoupment of compensation shall not be deemed limited in any way by this Section 32 or any other provision of this Plan.

(5)Any Incentive Awards, cash or shares of Common Stock (A) subject to repayment by the Participants under this Section 32 must be repaid to the Company (less any amount paid by the Participant to the Company as a condition of or in connection with settlement of a repaid Incentive Award), in the manner and on such terms and conditions as shall be required by the Company by written notice to the Participant and (B) subject to forfeiture will be forfeited immediately upon written notice to the Participant from the Company.

(6)For the avoidance of doubt, nothing in any agreement with the Company, or in any Company policy, including this Plan shall be deemed to prohibit or restrict a Participant from lawfully communicating truthful information, or cooperating with, or otherwise assisting in an investigation by any governmental agency or self-regulatory organization regarding a possible violation of law or responding to any inquiry from any such organization, and a Participant’s doing so shall not constitute a Forfeiture Event. If a Participant communicates any Confidential Information to a governmental agency or self-regulatory agency pursuant to this Section, the Participant shall notify the agency of the confidentiality of such Confidential Information and ask the agency to also protect the confidentiality of such Confidential Information.

(7)In accordance with the Defend Trade Secrets Act of 2016, a Participant will not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If a Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if the Participant (a) files any document containing the trade secret under seal, and (b) does not disclose the trade secret, except pursuant to court order.

(d)Agreement Does Not Prohibit Competition or Other Participant Activities. A Participant is not prohibited from engaging in an activity identified in Section 32(b) solely as a result of such provision. Rather, the non‑occurrence of the Forfeiture Events set forth in Section 32(b) is a condition to the Participant’s right to realize and retain value from his or her Incentive Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 32.

(e)No Limitation of Rights. Any forfeiture or repayment under this Section 32 is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company under applicable law, including, without limitation, the right to (i) dismiss the Participant, (ii) adjust the future compensation of the Participant, or (iii) take such other action to enforce the Participant’s obligations to Company as the Company may deem appropriate in view of the facts and circumstances surrounding the particular situation.

(f)Committee Discretion. The Committee shall have the authority, in its sole discretion, to interpret and construe the provisions of this Section 32 and to make all determinations with respect hereto, including the determination of whether a Forfeiture Event has occurred, the timing of such Forfeiture Event and the amount and form of any forfeiture or reimbursement to be made to the Company from a Participant. The Committee may consider such factors as it deems relevant in making such determinations, including the factors contributing to the Forfeiture Event, harm or potential harm to the Company, the nature and severity of a Participant’s behavior or conduct, legal and tax considerations and other facts and circumstances relating to a particular situation. All interpretations, constructions and determinations made by the Committee hereunder shall be final and binding on the Company and the Participant and the determinations of the Committee need not be uniform with respect to all Participants or situations. The Committee may waive in whole or in part the Company’s right of recapture or impose additional conditions on an Incentive Award granted or paid to a Participant under this Plan.

33.    Incentive Awards to Participants Outside the United States

The Committee may modify the terms of any Incentive Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States or is subject to taxation by a non-U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such Incentive Award shall conform to laws, regulations, sound business practices and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Incentive Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or Employment abroad shall be comparable to the value of such an Incentive Award to a Participant who is resident or primarily employed in the United States. An Incentive Award may be modified under this Section 33 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under section 16(b) of the Exchange Act for the Participant whose Incentive Award is modified.